Exhibit 10.18



                        DEMAND LINE OF CREDIT
                     LOAN AND SECURITY AGREEMENT


THIS DEMAND LINE OF CREDIT LOAN AND SECURITY AGREEMENT, dated May 30, 1997, by and between VIVID TECHNOLOGIES, INC., a Delaware corporation duly qualified in Massachusetts and with a principal place of business in Woburn, Massachusetts (the "Borrower") and BANKBOSTON, N.A., a national banking association with its head office in Boston, Massachusetts (the "Lender"), successor by merger with BAYBANK, N.A.


                    W I T N E S S E T H:

BACKGROUND. The Borrower has requested the Lender to lend it up to $5,000,000.00 on a revolving loan basis (the "Loan"). The Lender is willing to accommodate the Borrower's requests upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises herein contained, and each intending to be legally bound hereby, the parties agree as follows:


ARTICLE 1. DEFINITIONS

As used herein:

1.01 "Accounts," "Chattel Paper," "Contracts," "Documents,"
"Equipment," "Fixtures," "General Intangibles," "Goods,"
"Instruments," and "Inventory" shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the Commonwealth of Massachusetts.

1.02 "Advance(s)" means the Lender's Loan advances to the Borrower under this Agreement to reimburse the Borrower for amounts paid or to be paid by the Borrower for Goods.

1.03 "Affiliate" means, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person or is a related entity (including, but not limited to, partnerships, joint ventures, joint stock companies, corporations) to the Borrower.

1.04 "Agreement" means this Demand Line of Credit Loan and Security Agreement, as the same may from time to time be amended or supplemented.

1.05 "Availability Date" means February 28, 1998.   The Availability
Date may be extended by the Lender at its sole discretion.

1.06 "Borrowing Availability" means the amount which is equal at any given time to the total of (1) the Borrowing Base, less (2) the aggregate amount of all Advances then outstanding together with interest at the Rate, as defined in Section 2.05 hereof.

1.07 "Borrowing Base" means a maximum credit availability of $5,000,000.00, pursuant to the Loan. At no time shall the Borrowing Base exceed $5,000,000.00.

1.08 "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Boston, Massachusetts are authorized or required to close pursuant to Massachusetts or Federal laws; if the day relates to a LIBOR Loan, LIBOR Interest Period or notice with respect to a LIBOR Loan, "Business Day" shall mean a day on which dealings in U. S. Dollar deposits are also carried on in the London interbank market and banks are open for business in London on which the Federal Reserve Bank of New York is open for business.

1.09 "Closing" has the meaning given to such term in Section 3.01.

1.10 "Collateral" has the meaning given to such term in Section 4.01.

1.11 "Collateral Documents" means the UCC Financing Statements specified in Section 3.01(C) and the documents, whether deliverable at or after the Closing, required under Article 4.0.

1.12 "Current Assets" means, at any time, all assets that should in accordance with GAAP, be classified as current assets on a balance sheet of the Borrower and its Subsidiary.

1.13 "Current Liabilities" means, at any time, all Indebtedness that should, in accordance with GAAP, be classified as current liabilities on a consolidated balance of the Borrower and its Subsidiary.

1.14 "Current Ratio" means, at any time, Current Assets divided by Current Liabilities.

1.15 "Event of Default" has the meaning provided in Section 7.01.

1.16 "Financial Statements" means (1) the consolidated balance sheet of the Borrower and its Subsidiary as of September 30, 1996, and consolidated statements of income, stockholders' equity, and changes in financial position, and notes thereto, of the Borrower for the year ended on such date, certified as to the year ended September 30, 1996 by a CPA acceptable to Lender; and (2) as to the first quarter of the 1997 fiscal year ended December 31, 1996, the consolidated balance sheet of the Borrower and its Subsidiary and consolidated statements of income, stockholders' equity, and changes in financial position, and notes thereto, of the Borrower prepared and certified by the treasurer to present fairly the consolidated financial position and results of operations of the Borrower at such dates and for such periods in accordance with GAAP.

1.17 "GAAP" means generally accepted accounting principles applied consistently with such changes or modifications thereto as may be approved in writing by the Lender.

1.18 "Indebtedness" means, as to the Borrower or any Subsidiary, all items of indebtedness, obligation or liability whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation:

     (A) All indebtedness guarantied, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

     (B) All indebtedness in effect guarantied, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell, or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to insure the owner of the indebtedness against loss; or (3) to supply funds to, or in any other manner invest in, the debtor;

     (C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured
by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

     (D) All indebtedness incurred as the lessee of Goods or services under leases that, in accordance with GAAP, should not be reflected on the lessee's balance sheet.

1.19 "Intellectual Property" means trademarks, service marks, trade names, trade styles, logos, goodwill, trade secrets, patents, copyrights and licenses acquired under any statutory, common law or registration process in any state or nation at any time, or under any agreement executed with any person or entity at any time. The term "license" refers not only to rights granted by agreement from the owner of patents, trademarks, service marks and the like, but also to rights granted by a franchiser under a franchise or similar agreement. The foregoing enumeration is not intended as a limitation of the meaning of the word "license". A complete list of all of the Borrower's Intellectual Property registrations, claims, filings, or pending applications for any of the foregoing, wherever registered, claimed or filed showing the place of filing, the registration, claim, filing or application number and date is attached hereto as
Exhibit 1.19.

1.20 "Landlord's Consent and Waiver" means that certain Landlord's Consent and Waiver, a copy of which is attached hereto as Exhibit 1.20, executed by the Borrower and to be duly recorded or filed for the benefit of the Lender, as from time to time supplemented or amended.

1.21 "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any government or political subdivision or agency thereof, or of any court or similar entity established by any thereof.

1.22 "LIBOR" means the London Interbank Offered Rate.

1.23 "LIBOR Interest Period" means, with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as the Borrower may select pursuant to Section 2.05 of this Agreement, 7, 30, 60, 90 or 180 days thereafter; provided, however, that:

          (a) no LIBOR Interest Period may extend beyond the Availability Date;

          (b) if a LIBOR Interest Period would end on a day that is not a Business Day, such LIBOR Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such LIBOR Interest Period shall end on the immediately preceding Business Day.

1.24 "LIBOR Loan" means any Advance for which the Borrower makes a Rate Selection of a LIBOR Rate.

1.25 "LIBOR Rate" means the rate of interest determined by the Lender to be the prevailing rate per annum at which deposits in U.S. dollars are offered to the Lender in the interbank Eurodollar market in which it regularly participates on or about 10:00 A.M. (Boston time) at least three (3) Business Days before the effective date of the Rate Selection as set forth in Section 2.05 in an amount approximately equal to the principal amount of the Advance to which the selected LIBOR Interest Period is to apply for a period of time approximately equal to such LIBOR Interest Period.

1.26 "Letter of Credit" means any irrevocable letter of credit payable in the United States or at the issuing bank, subject to Uniform Customs and Practice for Documentary Credits (1993 Revisions) (UCP 500) issued for the benefit of Borrower.

1.27 "Net Sales" means for the applicable period, all proceeds from the sale of goods and services by the Borrower in the ordinary course of the Borrower's business, net of fees, commissions, freight charges and other allowances, adjustments, credits, or similar charges.

1.28 "Note" means the promissory note referred to in Section 2.03.

1.29 "Obligations" is intended to be used in its most comprehensive sense and means all the obligations of the Borrower to the Lender of every kind and description, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, due or to become due, now existing or hereafter arising or acquired and whether by way of loan, discount, letter of credit, lease or otherwise, including without limitation, the following obligations:

     (A) To pay the principal of, and interest on, the Note in accordance with the terms thereof and to satisfy all other liabilities to the Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

     (B) To repay to the Lender all amounts advanced by the Lender hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the Collateral;

     (C) To perform and observe all covenants, agreements and undertakings of the Borrower pursuant to the terms and conditions of this Agreement, the Collateral Documents or any other agreement or instrument now or hereafter delivered to the Lender by the Borrower; and

     (D) To reimburse the Lender, on demand, for all of the Lender's expenses and costs, including without limitation the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought, or threatened, to enforce payment or performance of any of the obligations referred to in the foregoing paragraphs (A), (B) and (C).

1.30 "Operating Account" means the account opened by Borrower at the offices of the Lender, Account #31233852, used for the purposes of disbursement and repayment of the Loan as set out in Sections 2.01 and 2.06.

1.31 "Permitted Liens" means:

     (A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, that are not yet due and payable;

     (B) Pledges or deposits made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions, or other social security programs;

     (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

     (D) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance, or other similar bonds required in the ordinary course of business;

     (E) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

     (F) Liens in favor of the Lender, including, but not limited to the Lender's first priority security interest on a certain telephone system as more particularly described on Exhibit 1.31, attached hereto and made a part hereof;

     (G) Existing liens set forth or described on Exhibit 1.31, attached hereto and made a part hereof;

     (H) Purchase money security interests granted to secure not more than seventy-five per cent (75%) of the purchase price of assets, the purchase of which does not violate this Agreement or any instrument required hereunder; and

     (I) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the Borrower or any Subsidiary, or materially impair the use thereof in the operation of its business:

          (1) Claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty;

          (2) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

          (3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

          (4)  Adverse judgments on appeal.

1.32 "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court, or government or political subdivision or agency thereof.

1.33 "Prime Rate Loan" means any Advance for which the Borrower makes a Rate Selection of the Prime Rate.

1.34 "Records" means correspondence, memoranda, tapes, disks, diskettes, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine-readable language.

1.35 "Stockholders' Equity" means, at any time the aggregate of Subordinated Indebtedness, plus the sum of the following accounts set forth on a consolidated balance sheet of the Borrower and its Subsidiary prepared in accordance with GAAP: (A) the par or stated value of all outstanding capital stock; (B) capital surplus; and (C) retained earnings.

1.36 "Subordinated Indebtedness" means all Indebtedness incurred at any time by the Borrower or any Subsidiary, the repayment of which is subordinated to the Loan in form and manner satisfactory to the Lender and includes, without limitation, any notes, bonds, debentures, or other debts of Borrower to its officers, directors or stockholders. All existing Subordinated Indebtedness is so specified in Exhibit 1.36.

1.37 "Subsidiary" means any Affiliate that is directly, or indirectly through one or more intermediaries, controlled by the Borrower or not less than 50% of the voting capital stock of which is owned, directly or through one or more intermediaries, by the Borrower.

1.38 "Tangible Net Worth" means, at any time, Stockholders' Equity, less the sum of:

      (A) Any surplus resulting from any write-up of assets subsequent to December 31, 1996;

      (B) The value of goodwill, including any amounts, however designated on a consolidated balance sheet of the Borrower and its Subsidiary, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Borrower;

      (C) The value of Patents, trademarks, trade names, copyrights and licenses;

      (D) Any amount at which shares of capital stock of the Borrower appear as an asset on the Borrower's balance sheet;

      (E) Loans and advances to stockholders, directors, officers, or employees;

      (F) Deferred expenses; and

      (G) Any other amount in respect of an intangible that should be classified as an asset on a consolidated balance sheet of the Borrower and its Subsidiary in accordance with GAAP.

1.39 "Total Liabilities" means, at any time, all Indebtedness that should, in accordance with GAAP, be classified as liabilities on a consolidated balance of the Borrower and its Subsidiary.

1.40 Accounting. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, GAAP.


ARTICLE 2.  THE LOAN

2.01 Disbursement of the Loan.

     Advances shall only be made upon the written request of the Borrower. The Borrower may make requests for Advances by facsimile transmissions to the Lender. The Lender will credit the proceeds of the Loan to the Operating Account.

2.02  General Terms.

     Subject to the terms hereof, the Lender will lend the Borrower, from time to time until the Availability Date or until such time as the Lender makes demand on the Note, whichever occurs first, such sums in integral multiples of $10,000.00 as the Borrower may request by written notice to the Lender as set forth herein, but which sums shall not exceed, in the aggregate principal amount at any one time outstanding, Five Million and 00/100 Dollars ($5,000,000.00). The Borrower may borrow, repay and reborrow hereunder, from the date of this Agreement until the Availability Date or such time as the Lender makes demand on the Note, whichever occurs first.

2.03  The Note.

     The Loan shall be evidenced by a note in the form attached hereto as Exhibit 2.03, payable on demand, but in any event due and payable on the first Business Day after the Availability Date.

2.04  The Facility Fee.

     In consideration of the Loan, from and after the date of this Agreement up to and including the Availability Date, the Borrower shall pay the Lender a facility fee of one-quarter of one percent (0.25%) on the average daily Borrowing Availability during each fiscal quarter or portion thereof. The facility fee shall be payable, without demand, on the last day of each fiscal quarter commencing June 30, 1997. The Borrower shall make payment of the facility fee by wire transfer, certified check or by authorizing the Lender to withdraw readily available funds from the Operating Account.

2.05  Interest Rate and Payments of Interest.

     (A) Except as otherwise provided in Section 2.05(B), interest on the principal balance of the Loan from time to time outstanding until the Availability Date or demand, whichever first occurs, shall be determined as follows:

          (1) The Borrower shall have the right to select any of the interest rates (the "Rate") set forth below to be used in computing the rate of interest to be paid with respect to each Advance. Such rate shall be selected in advance by the Borrower by written notice to the Lender, specifying the date and amount of the requested Advance, the rate selected, the effective date of such selection, and in the case of a LIBOR Loan, the LIBOR Interest Period (the "Rate Selection"). The Borrower may not designate more than one Rate Selection for incremental portions of an Advance. The Rate Selection must be received by the Lender not less than three (3) Business Days prior to the effective date of the Rate Selection. Each Rate Selection shall be irrevocable.

               The Borrower shall have the option to elect a new Rate Selection for a LIBOR Loan by giving written notice of such election to the Lender received no later than 10:00 a.m. (Boston time) on that date which is three (3) Business Days before the end of the then applicable LIBOR Interest Period. If the Borrower does not provide the Lender in writing with a new Rate Selection within the applicable time limits specified herein, the Borrower shall be deemed to have elected to convert such LIBOR Loan into a Prime Rate Loan as of the last day of the then current LIBOR Interest Period. Notwithstanding the foregoing, the Borrower may not select a LIBOR Interest Period that would end, but for the provisions of the definition of LIBOR Interest Period, after the Availability Date.

               Pursuant to the foregoing paragraph, the Borrower shall select from the following rates of interest:

                              (a)  A floating rate equal to the Prime
                    Rate in effect from time to time as such rate shall change from time to time. As used herein, "Prime Rate" means the rate of interest published internally and so designated by the Lender from time to time. Each time the Prime Rate shall change, the interest rate shall change contemporaneously with such change in the Prime Rate.

                              (b)  A rate equal to the LIBOR 7-day
                    index rate plus two and one-quarter percent
                    (2.25%).

                              (c)  A rate equal to the LIBOR 30-day
                    index rate plus two and one-quarter percent
                    (2.25%).

                              (d)  A rate equal to the LIBOR 60-day
                    index rate plus two and one-quarter percent
                    (2.25%).

                              (e)  A rate equal to the LIBOR 90-day
                    index rate plus two and one-quarter percent
                    (2.25%).

                              (f)  A rate equal to the LIBOR 180-day
                    index rate plus two and one-quarter percent
                    (2.25%).

               Each Advance subject to a Rate Selection under clause
(a) above shall be subject to repayment at the Borrower's option at any time in whole or in part in increments of $10,000 plus accrued interest to the prepayment date without penalty. If the Borrower prepays all or any portion of an Advance made hereunder to which a LIBOR Rate applies prior to the last day of the LIBOR Interest Period selected for such Advance, the Borrower shall, immediately upon the Lender's request, pay as a prepayment fee an amount calculated by the Lender which reimburses the Lender for any loss incurred by the Lender upon reinvestment of the balance of the Advance at a rate less than the LIBOR Rate, plus any administrative costs incurred by the Lender in connection therewith. The prepayment fee shall be paid to the Lender in immediately available funds. The prepayment fee is not intended as a penalty, but is to compensate the Lender for the favorable credit terms and other financial accommodations extended to the Borrower by the Lender.

          (2) After the occurrence of an Event of Default, the Availability Date or demand, if any, interest shall be paid at a Rate equal to four percent (4%) above the Prime Rate in effect from time to time after the first to occur of an Event of Default, the Availability Date, or demand.

     (B) It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect, from time to time, during the term of the Loan. Accordingly, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or any other agreement entered into in connection with this Agreement, it is agreed as follows: (1) the provisions of this Section 2.05(B) shall govern and control; (2) the aggregate of all interest under applicable law that is contracted for, charged, or received under this Agreement or under any of the other aforesaid agreements or otherwise in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to the Borrower by the Lender (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to the Borrower by the Lender); (3) neither the Borrower nor any person or entity now or hereafter liable in connection with this Agreement shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws; and (4) the effective rate of interest shall be ipso facto reduced to the Highest Lawful Rate hereinafter defined. All sums paid, or agreed to be paid, to the Lender for the use, forbearance, and detention of the indebtedness of the Borrower to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of the Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. The maximum lawful interest rate, if any, referred to in this Section 2.05(B) that may accrue pursuant to this Agreement is referred to herein as the "Highest Lawful Rate". If at any time the Rate exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest Lawful Rate, but any subsequent reductions in the Prime Rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement equals the amount of interest that would have accrued if a varying rate per annum equal to the Rate had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the Rate had at all times been in effect, then the Borrower agrees to pay to the Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (ii) the amount of interest that would have accrued if a varying rate per annum equal to the Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Agreement.

2.06  Payment to the Lender.

     Interest, computed as specified in Section 2.05 above, shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed, and shall be payable in arrears as follows:
Interest on any Advance or portion thereof for which the Borrower selected a rate based on the Prime Rate shall be payable on the last day of each month. Interest on any Advance or portion thereof for which the Borrower selects a rate based on an LIBOR Interest Period shall be payable on the last day of the applicable LIBOR Interest Period.

     An account shall be maintained on the books of the Lender which shall be designated as Borrower's "Loan Account," in which account a record will be kept of all loans made by the Lender to the Borrower under or pursuant to the Note and all payments thereon. All payments due thereunder will first be credited to accrued but unpaid interest and the balance to principal, except that if an Event of Default continues beyond any applicable grace period or a demand is made for payment, the Lender may apply amounts thereafter received to principal and/or interest in whatever order it deems appropriate. If more than one interest rate is applicable, such payments will be applied as aforesaid and pro rata in relation to the increments of principal to which such rates apply.

     The Lender shall send the Borrower statements of all amounts paid or due hereunder, which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Lender to the contrary within thirty (30) days of its receipt of any statement that it deems to be incorrect. Alternatively, at its sole discretion, the Lender may charge any other deposit account of the Borrower or demand payment against the statements.

     Nothing in this Section 2.06 shall operate to alter the demand nature of the Loan or otherwise to reduce, diminish or impair the Lender's cumulative rights and remedies.


ARTICLE 3. CONDITIONS PRECEDENT

     The obligation of the Lender to make the Loan is subject to the following conditions precedent:

3.01  Documents Required for the Closing.

     The Borrower shall have delivered to the Lender, prior to the initial Advance (the "Closing"), the following:

     (A) The Note duly executed by the Borrower, in the form attached hereto as Exhibit 2.03;

     (B)  The Financial Statements;

     (C) The UCC Financing Statements and other instruments required by Article 4.0;

     (D) The fully executed Landlord's Consent and Waiver, in the form attached hereto as Exhibit 1.20;

     (E) A copy, certified as of the date of the Closing, of resolutions of the board of directors of the Borrower, authorizing the execution, delivery, and performance of this Agreement, the Note, the Collateral Documents, and each other document to be delivered pursuant hereto or in connection herewith;

     (F) A copy, certified as of the date of the Closing, of the Borrower's bylaws;

     (G) A certificate of the corporate secretary or assistant secretary of the Borrower, dated the date of the Closing, as to the incumbency and signatures of the officers of the Borrower signing this Agreement, the Note, the Collateral Documents, and each other document to be delivered pursuant hereto;

     (H) A copy, certified as of the most recent date practicable by the Secretary of the State of Delaware, of the Certificate of Incorporation of the Borrower, and all amendments thereto, together with a certificate (dated the date of the Closing) of the corporate secretary or assistant secretary of the Borrower to the effect that such Certificate of Incorporation has not been further amended since the date of the aforesaid certification of the Secretary of the State of Delaware;

     (I) Certificates of legal existence (long form) and good standing dated as of the most recent date practicable, issued by the Secretary of the State of Delaware and Secretary of the Commonwealth of Massachusetts as to the legal existence and good standing of the Borrower, together with a certificate (dated the date of the Closing) of the corporate secretary or assistant secretary of the Borrower to the effect that nothing has occurred since issuance of the Certificates of Legal Existence and Good Standing that would prevent either the Secretary of the State of Delaware of the Secretary of the Commonwealth of Massachusetts from issuing updated Certificates;

     (J) Certificates, as of the most recent dates practicable, of the Secretary of the State of Delaware and the Secretary of the Commonwealth of Massachusetts and of the secretary of state of each other state in which the Borrower is qualified as a foreign corporation and, if applicable, of the department of revenue or taxation of each of the foregoing states, as to the good standing of the Borrower, together with a certificate (dated the date of the Closing) of the corporate secretary or assistant secretary of the Borrower to the effect that nothing has occurred since issuance of the Certificates of Good Standing that would prevent the respective Departments of Revenue from issuing updated Certificates;

     (K) A certificate, dated the date of the Closing, signed by the president or a vice president of the Borrower and to the effect that:

          (1)  The representations and warranties set forth in
Section 5.01 are true as of the date of the Closing; and

          (2) No Event of Default hereunder, and no event which, with the giving of notice or passage of time or both, would become such an Event of Default, has occurred as of such date;

     (L) Copies of all documents evidencing the terms and conditions of any debt specified as Subordinated Indebtedness on Exhibit 1.36 and fully executed Subordination Agreements with respect to such Subordinated Indebtedness in form and substance satisfactory to Lender; and

     (M)  A certificate of insurance as required by Section 6.01(D).

3.02 Documents Required for Advances.

     At the time of, and as a condition to, any Advance subsequent to the Closing, the Lender may require the Borrower to deliver to the Lender a certificate, dated the date on which any such Advance is to be made, signed by the president or a vice president of the Borrower, and to the effect that

     (1) As of the date thereof, no Event of Default has occurred and is continuing, and no event has occurred and is continuing that, but for the giving of notice or passage of time or both, would be an Event of Default;

     (2) No material adverse change has occurred in the business prospects, financial condition, or results of operations of the Borrower or any Subsidiary since the date of the Financial
Statements; and

     (3)  Each of the representations and warranties contained in
Section 5.01 is true and correct in all respects as if made on and as of the date of such disbursement.

3.03  Certain Events.

     At the time of, and as a condition to, the Closing and each Advance to be made by the Lender at or subsequent to the Closing:

     (A) No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

     (B) No material adverse change shall have occurred in the business prospects, financial condition, or results of operations of the Borrower or any Subsidiary since the dates of the Financial
Statements; and

     (C) All of the Collateral Documents shall have remained in full force and effect.

3.04  Legal Matters.

     At the time of the Closing and each subsequent Advance, all legal matters incidental thereto shall be satisfactory to Bowditch & Dewey, LLP, legal counsel to the Lender.


ARTICLE 4. COLLATERAL SECURITY

4.01  Composition of the Collateral.

     The property in which a security interest is granted pursuant to the provisions of Sections 4.02 and 4.03 is herein collectively called the "Collateral". The Collateral, together with all other property of the Borrower of any kind held by the Lender, shall stand as one general, continuing collateral security for all Obligations and may be retained by the Lender until all Obligations have been satisfied in full.

4.02  Rights in Property Held by the Lender.

     As security for the prompt satisfaction of all Obligations, the Borrower hereby assigns, transfers, and sets over to the Lender all of its right, title, and interest in and to, and grants the Lender a lien on and a security interest in, all amounts that may be owing, from time to time, by the Lender to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower, or any deposit or other account with the Lender, which lien and security interest shall be independent of, and in addition to, any right of set-off that the Lender has under Section 8.07 or otherwise.

4.03 Rights in Property Held Either by the Borrower or by the Lender.

     As further security for the prompt satisfaction of all of the Obligations, the Borrower hereby assigns to the Lender all of its right, title and interest in and to, and grants the Lender a lien upon and a continuing security interest in, all of the following, wherever located, whether now owned or hereafter acquired, together with all replacements therefor, accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof:

     (A) All Inventory with the sole exception of the two fully working prototype systems located at the Borrower's facility at 10E Commerce Way, Woburn, Massachusetts, and further described as follows:

Horizontal System Prototype             Vertical System Prototype

Part # 10004-10001                      Part # 10004-10001 VR
Model: H1                               Model: VDS-1
Serial #: P002                          Serial #: V001

     (B) All Accounts, including but not limited to, Contracts, accounts receivable, contract rights, and Chattel Paper, regardless of whether or not they constitute proceeds or products of other
Collateral;

     (C) All General Intangibles, regardless of whether or not they constitute proceeds or products of other Collateral, including, without limitation, all the Borrower's rights (which the Lender may exercise or not as it in its sole discretion may determine) to acquire or obtain Goods and/or services with respect to the manufacture, processing, storage, sale, shipment, delivery or instal lation of any of the Borrower's Inventory or other Collateral;

     (D)  All products of and accessions to any of the Collateral;

     (E) All liens, guaranties, securities, rights, remedies and privileges pertaining to any of the Collateral, including the right of stoppage in transit;

     (F) All obligations owing to the Borrower of every kind and nature, and all choses in action;

     (G) All tax refunds of every kind and nature to which the Borrower is now or hereafter may become entitled no matter however arising, including, without limitation, loss carryback refunds;

     (H) All Intellectual Property, goodwill, trade secrets, computer programs, customer lists, trade names, trademarks, copyrights and patents;

     (I) All Chattel Paper, Documents and Instruments (whether negotiable or non-negotiable, and regardless of their being attached to Chattel Paper);

     (J) All Equipment, including without limitation machinery, furniture, motor vehicles, Fixtures and all other Goods used in the conduct of the business of the Borrower;

     (K) All proceeds of Collateral of every kind and nature and in whatever form, including, without limitation, both cash and non-cash proceeds resulting or arising from the rendering of services by the Borrower or the sale or other disposition by the Borrower of the Inventory or other Collateral;

     (L) All books, Records, computer disks, diskettes, electronic data and other information relating to the conduct of the Borrower's business including, without in any way limiting the generality of the foregoing, those relating to its Accounts; and

     (M) All deposit accounts maintained by the Borrower with any bank, trust company, investment firm or fund, or any similar institution or organization.

4.04  Priority of Liens.

     The foregoing liens shall be first and prior liens except for Permitted Liens.

4.05  UCC Financing Statements.

     (A)  The Borrower will:

          (1) Execute such UCC financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Lender as the Lender, from time to time, may specify;

          (2) Pay, or reimburse the Lender for paying, all costs and taxes of filing or recording the same in such public offices as the Lender may designate; and

          (3) Take such other steps as the Lender, from time to time, may direct, including the noting of the Lender's lien on the Collateral and on any certificates of title therefor, all to perfect to the satisfaction of the Lender the Lender's interest in the Collateral.

     (B) In addition to the foregoing, and not in limitation thereof:

          (1) A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a UCC financing statement and may be filed in any appropriate office in lieu thereof; and

          (2) To the extent lawful, the Borrower hereby appoints the Lender as its attorney-in-fact (without requiring the Lender to act as such) to execute any UCC financing statement in the name of the Borrower, and to perform all other acts that the Lender deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

4.06  Mortgagees', Landlords', and Warehousemen's Waivers.

     The Borrower will, within twenty (20) days after any request of the Lender, cause any mortgagee of real estate owned by the Borrower, any landlord of premises leased by the Borrower, and any warehouseman or other bailee on whose premises any of the Collateral may be located to execute and deliver to the Lender instruments, in form and substance satisfactory to the Lender, by which such mortgagee, landlord or warehouseman or other bailee waives its rights, if any, in and to all Goods composing a part of the Collateral.


ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.01  Original.

     To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender as follows:

     (A) The Borrower is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the Commonwealth of Massachusetts; the Borrower has no Subsidiaries other than the Subsidiary named in Exhibit 5.01(A); each Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, all as set forth in Exhibit 5.01(A); the Borrower and Subsidiary have the lawful power to own their properties and to engage in the businesses they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary; the states in which the Borrower and the Subsidiary are qualified to do business are set forth in Exhibit 5.01(A) or otherwise disclosed to the Lender in writing; the percentage of the Borrower's ownership of the outstanding stock of the Subsidiary is as listed in Exhibit 5.01(A); the addresses of all places of business of the Borrower and its Subsidiary are as set forth in Exhibit 5.01(A) or otherwise disclosed to the Lender in writing; neither the Borrower nor the Subsidiary has changed its name, been the surviving corporation in a merger, acquired any business, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof except as set forth in Exhibit 5.01(A); and all of the authorized, issued, and outstanding shares of capital stock of each Subsidiary are owned by the Borrower;

     (B) Neither the Borrower nor any Subsidiary is directly or indirectly controlled by, or acting on behalf of, any Person which is an "Investment Company", within the meaning of the Investment Company Act of 1940, as amended;

     (C) Neither the Borrower nor any Subsidiary is in default with respect to any of its existing Indebtedness, and the making and performance of this Agreement, the Note, and the Collateral Documents will not (immediately or with the passage of time, the giving of notice, or both):

          (1) violate the Certificate of Incorporation or by-laws of the Borrower or any Subsidiary, or violate any Laws or result in a default under any contract, agreement, or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound; or

          (2) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower or any Subsidiary except in favor of the Lender;

     (D) The Borrower has the power and authority to enter into and perform this Agreement, the Note, and the Collateral Documents, and to incur the obligations herein and therein provided for, and has taken all actions necessary to authorize the execution, delivery, and performance of this Agreement, the Note, and the Collateral Documents;

     (E) This Agreement, the Note, and the Collateral Documents are, or when delivered will be, valid, binding, and enforceable in accordance with their respective terms;

     (F) Except as disclosed in Exhibit 5.01(F) hereto, there is no pending order, notice, claim, litigation, proceeding, or investigation against or affecting the Borrower or any Subsidiary, whether or not covered by insurance, that would in the aggregate involve the payment of $10,000.00 or more or would otherwise materially or adversely affect the financial condition or business prospects of the Borrower or any Subsidiary if adversely determined;

     (G) The Borrower and its Subsidiary have good and marketable title to all of their assets, none of which is subject to any security interest, encumbrance or lien, or claim of any third Person except for Permitted Liens;

     (H) The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with GAAP, and fully and fairly present the financial condition of the Borrower and its Subsidiary at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the consolidated financial condition or business of the Borrower and its Subsidiary from September 30, 1996, to the date hereof;

     (I) As of the date hereof, the Borrower and its Subsidiary have no material Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto except to the extent reflected (in a footnote or otherwise) and reserved against in the consolidated balance sheet dated September 30, 1996 included in the Financial Statements or as disclosed in, or permitted by, this Agreement; and the Borrower does not know or have reasonable ground to know of any basis for the assertion against it or any Subsidiary of any claim or litigation related to such Indebtedness as of the date of the Closing except as disclosed on Exhibit 5.01(F) or otherwise disclosed to the Lender in writing;

     (J) Except as otherwise permitted herein, the Borrower has filed all federal, state, and local tax returns and other reports required by any applicable Laws to have been filed prior to the date hereof, has paid or caused to be paid all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments, or charges not provided for on its books;

     (K) Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or any Subsidiary, the Borrower and its Subsidiary have each complied with all applicable Laws with respect to (1) any restrictions, specifications, or other requirements pertaining to products that it manufactures or sells or to the services it performs; (2) the conduct of its business; and (3) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business;

     (L) No representation or warranty by or with respect to the Borrower or any Subsidiary contained herein or in any certificate or other document furnished by the Borrower or any Subsidiary pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

     (M) Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower, any Subsidiary, or any guarantor in connection with the execution and delivery of this Agreement, the Note, and the Collateral Documents or the undertaking or performance of any obligation hereunder or thereunder has been duly obtained or effected;

     (N)  There is no Indebtedness of the Borrower or any Subsidiary:
(1) for money borrowed, or (2) under any security agreement, mortgage or agreement covering the lease by the Borrower or any Subsidiary as lessee of real or personal property except as reflected in the Financial Statements or as described in Exhibit 5.01(N);

     (O) Except as described in Exhibit 5.01(O), attached hereto, or otherwise disclosed to the Lender in writing, (a) neither the Borrower nor any Subsidiary has any material leases, contracts, or commitments of any kind (including, without limitation, employment agreements; collective bargaining agreements; powers of attorney; distribution arrangements; licenses, patents, copyrights, trademarks, service marks or license agreements; contracts for future purchase or delivery of Goods or rendering of services; bonuses, pension, and retirement plans; or accrued vacation pay, insurance, and welfare agreements); (b) to the best of Borrower's knowledge, all parties to all such material leases, contracts, and other commitments to which the Borrower or any Subsidiary is a party have complied with the provisions of such leases, contracts, and other commitments; and (c) to the best of Borrower's knowledge, no party is in default under any term thereof and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default;

     (P) The Borrower has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of or in connection with the making of the Loan;

     (Q) The Borrower's consolidated federal tax returns for all years of operation, including the year ended September 30, 1996, have been filed with the Internal Revenue Service and have not been challenged;

     (R) Any Employee Pension Benefit Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Borrower and each Subsidiary meet, as of the date hereof, the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA), and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any Employee Benefit Plans, as defined in ERISA, of the Borrower or any Subsidiary;

     (S) The liens and security interests created pursuant to Sections 4.02 and 4.03 are and will be at the Closing in all cases first and prior liens except for Permitted Liens;

     (T) Except as shown on Exhibit 1.19, Borrower has no patent claims, trademark or copyright registrations or other filings or applications protecting its Intellectual Property in any jurisdiction; and

     (U) The Borrower is in full compliance with all of its tenant obligations under that certain Commercial Lease dated December 19, 1995 between the Borrower and Cummings Properties Management, Inc.; the Landlord's Consent and Waiver dated as of April 4, 1996 among the Borrower, Cummings Properties Management, Inc. and the Lender is in full force and effect; and the Borrower knows of no default under the Commercial Lease.

5.02  Survival.

     All of the representations and warranties set forth in Section
5.01 shall survive until all Obligations are satisfied in full and there remain no outstanding commitments hereunder.


ARTICLE 6. COVENANTS OF THE BORROWER

6.01 Affirmative Covenants.

     The Borrower does hereby covenant and agree with the Lender that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, it will comply, or if appropriate cause its Subsidiary to comply, at all times with the following affirmative covenants:

     (A) The Borrower will use the proceeds of the Loan for working capital purposes and will furnish the Lender such evidence as it may reasonably require with respect to such use;

     (B)  The Borrower will furnish the Lender:

          (1)  As soon as available, but in any event within thirty
(30) days after the close of each month in each fiscal year: (a) a statement of stockholders' equity and a statement of changes in financial position of the Borrower for such month; (b) an income statement of the Borrower for such month; and (c) a balance sheet of the Borrower as of the end of such month--all in reasonable detail, subject to normal year-end audit adjustments and certified by the Borrower's president or chief financial officer to have been prepared in accordance with GAAP;

          (2) As soon as available, but in any event within one hundred twenty (120) days after the close of each fiscal year: (a) a consolidated statement of stockholders' equity and a consolidated statement of changes in financial position of the Borrower and its Subsidiary for such fiscal year; (b) consolidated and consolidating income statements of the Borrower and its Subsidiary for such fiscal year; and (c) consolidated and consolidating balance sheets of the Borrower and its Subsidiary as of the end of such fiscal year--all such statements to be in reasonable detail, including all supporting schedules and comments; the consolidated statements and balance sheets to be audited by Arthur Andersen or another independent certified public accountant selected by Borrower and acceptable to the Lender, and certified by such accountants to have been prepared in accordance with GAAP and to present fairly the consolidated financial position and results of operations of the Borrower and its Subsidiary; in addition, the Borrower will obtain from such independent certified public accountants and deliver to the Lender, within one hundred twenty (120) days after the close of each fiscal year, their written statement that in making the examination necessary to their certification they have obtained no knowledge of any Event of Default by the Borrower, or disclosing all Events of Default of which they have obtained knowledge (it being understood and agreed by the Lender that in making their examination, such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements); the Lender shall have the right, from time to time to discuss the affairs of the Borrower directly with such independent certified public accountants after notice to the Borrower and opportunity of the Borrower to be represented at any such discussions;

          (3) Contemporaneously with each monthly and year-end financial report required by the foregoing paragraphs (1) and (2), a certificate of the president or chief financial officer of the Borrower stating that he has individually reviewed the provisions of this Agreement and that a review of the activities of the Borrower during such year or monthly period, as the case may be, has been made by him or under his supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement, and that, to the best of his knowledge, the Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which he may have knowledge;

          (4) Promptly after the sending or making available or filing of the same, copies of all reports, proxy statements, and financial statements that the Borrower or any successor Person sends or makes available to its stockholders and all registration statements and reports that the Borrower or any successor Person files with the Securities and Exchange Commission;

          (5) Within thirty (30) days after the end of each calendar month, in such form and detail as shall be satisfactory to the Lender, an aging, as of the end of such month, of Accounts of the Borrower certified by the president or controller of the Borrower to be complete and correct;

          (6) As soon as available, but in any event within one hundred twenty (120) days after the close of each fiscal year: financial and operating projections for the next fiscal year--all such projections to contain such detail and to be in such form as the Lender may request, and to include all supporting schedules and comments, and to be certified by the president or controller of the Borrower to be complete;

          (7) Upon the Lender's request, from time to time, copies of any or all agreements, contracts, or commitments referred to in
Section 5.01(O) hereof;

     (C) The Borrower will maintain its Inventory, Equipment, real estate, and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged, when due, the cost of repairs to, or maintenance of, the same, and will pay or cause to be paid in a timely manner all rental or mortgage payments due on such real estate. The Borrower hereby agrees that, in the event it fails to pay or cause to be paid any such payment, it will promptly notify the Lender thereof, and the Lender may, in its discretion, do so and on demand be reimbursed therefor by the Borrower;

     (D) The Borrower and its Subsidiary will maintain, or cause to be maintained, public liability insurance (subject to a maximum of $10,000.00 in deductibles for each entity) and fire and extended coverage insurance on all assets that are of a character usually insured by corporations engaged in the same or similar businesses, all in form and amount sufficient to indemnify the Borrower or Subsidiary for 100% of the appraised value of any such asset lost or damaged (subject to any deductible customary in the Borrower's or Subsidiary's industry) or in an amount consistent with the amount of insurance generally carried on comparable assets within the industry and with such insurers as may be satisfactory to the Lender. The Borrower and its Subsidiary will cause all such insurance policies to contain a standard mortgage clause and to be payable to the Lender as its interest may appear, to deliver the policies of insurance to the Lender, and, in the case of all policies of insurance carried for the benefit of the Borrower or any Subsidiary by any lessee, sublessee, subtenant, or other party having rights to occupy or use the mortgage property or any part thereof or interest therein under any lease, sublease, or other agreement (whether oral, written, or otherwise evidenced), to cause all such policies to be payable to the Lender as its interest may appear. Such policies shall contain a provision whereby they cannot be cancelled except after ten (10) days' written notice to the Lender. The Borrower will furnish to the Lender such evidence of insurance as the Lender may require. The Borrower hereby agrees that, in the event it or any Subsidiary fails to pay or cause to be paid the premium on any such insurance when due, the Lender, in its discretion, may do so and be reimbursed by the Borrower therefor. The Borrower and each Subsidiary hereby assign to the Lender any returned or unearned premiums that may be due the Borrower or any Subsidiary upon cancellation by the insurer of any such policy for any reason whatsoever and direct any such insurer to pay the Lender any amounts so due. Provided, however, that the Lender will pay to the Borrower or the appropriate Subsidiary any such returned or unearned premiums within five (5) days after the receipt thereof if there has not occurred and be continuing an Event of Default hereunder. The Lender is hereby appointed the attorney-in-fact of the Borrower and each Subsidiary (without requiring the Lender to act as such) to endorse any check which may be payable to the Borrower or any Subsidiary to collect any premiums or the proceeds of such insurance (other than proceeds of public liability insurance), and any amount so collected may be applied by the Lender toward satisfaction of any of the Obligations if an Event of Default has occurred and is continuing. If the Lender receives any proceeds from insurance in the absence of an Event of Default, it shall remit such proceeds to the Borrower or such Subsidiary within three (3) Business Days after the Lender's receipt of such proceeds;

     (E) The Borrower and its Subsidiary will each pay or cause to be paid when due, all taxes, assessments, and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books; provided, however, that the Borrower and each Subsidiary shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent;

     (F) The Borrower shall permit the representatives of the Lender to make reasonable physical inspections at any time during normal business hours of the Collateral and of the Borrower's facilities, activities, books and Records, and cause its officers and employees to give full cooperation and assistance in connection therewith, so that Lender can determine whether the Borrower has maintained the Borrowing Base at no less than the principal amount of the Loan outstanding; the cost of such inspections shall be paid for by Borrower as an additional amount due under the Loan;

     (G) The Borrower and its Subsidiary will each take all necessary steps to preserve its corporate existence and franchises and comply with all present and future Laws applicable to it in the operation of its business, and all material agreements to which it is subject;

     (H) The Borrower and its Subsidiary will each collect its Accounts and sell its Inventory only in the ordinary course of business;

     (I) The Borrower and its Subsidiary will each keep accurate and complete Records of its Accounts, Inventory, and Equipment consistent with sound business practices;

     (J) The Borrower and its Subsidiary will each give prompt notice to the Lender of (1) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $10,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving it that might materially and adversely affect its operations, financial condition, property, or business prospects;

     (K) Within ten (10) days after the filing thereof, the Borrower will furnish the Lender with copies of federal income tax returns filed by the Borrower. The Borrower will cause the full amount of each federal and other income tax refund (including any interest component thereof) received by the Borrower to be applied as an immediate repayment or partial repayment of the Loan;

     (L) The Borrower and its Subsidiary will each pay when due (or within applicable grace periods) all of its other Indebtedness due third Persons except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on its books; provided, however, that no payment shall be made in respect to Subordinated Indebtedness except in strict compliance with all of the terms of subordination thereof theretofore approved in writing by the Lender. If default be made by the Borrower or any Subsidiary in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, the Lender shall have the right, in its discretion, to pay such interest or principal for the account of the Borrower or such Subsidiary and be reimbursed by the Borrower or such Subsidiary therefor;

     (M) The Borrower and its Subsidiary will each notify the Lender immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that only with the giving of notice or passage of time or both, could become an Event of Default or if it becomes aware of any material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations of the Borrower, a Subsidiary, or any guarantor or of the failure of the Borrower or any Subsidiary to observe any of their respective undertakings hereunder or under the Collateral Documents;

     (N) The Borrower and its Subsidiary will each notify the Lender thirty (30) days in advance of any change in the location of any of its places of business or of the establishment of any new, or the discontinuance of any existing, place of business;

     (O) The Borrower and its Subsidiary will each (1) fund any of its Employee Pension Benefit Plans in accordance with no less than the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA); (2) furnish the Lender, promptly after the filing of the same, with copies of any reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to any such Plan; and (3) promptly advise the Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan;

     (P)  With respect to Letters of Credit:

          (1) The Borrower shall require that each Letter of Credit issued for its benefit shall provide that one of the required documents for the first payment under the Letter of Credit shall be a copy of an assignment of proceeds executed by the Borrower (the beneficiary of the Letter of Credit) in favor of the Lender; said assignment shall be for the full amount of the Letter of Credit and shall provide that all payments under the Letter of Credit shall be made to the Operating Account;

          (2) The Borrower will take all necessary and advisable steps to ensure that the Letter of Credit will be delivered to the paying or confirming bank and that said paying or confirming bank shall be authorized to retain the Letter of Credit on behalf of the Lender, which is the assignee of the proceeds thereof;

          (3) In the event that the Borrower is unable to obtain the assignment of the Letter of Credit in accordance with subparagraphs
(1) and (2) above, the Borrower shall arrange in writing (with a copy to the Lender) with the account party under the Letter of Credit that the issuer of said Letter of Credit include therein a provision to the effect that payment under said Letter of Credit shall be negotiated only at the Lender's counters or, alternatively, that payment shall be made only to the Operating Account;

     (Q) The Borrower shall require payment of all Accounts in U.S. Dollars or in such other form or currency as is acceptable to the Lender;

     (R) So long as any Obligations are outstanding, the Borrower shall maintain its primary depository accounts with the Lender; and

     (U)  The Borrower shall maintain:

          (1) A Current Ratio, tested at the end of each fiscal quarter, of not less than 1.5:1.0; and

          (2) A ratio of Total Liabilities to Tangible Net Worth, tested at the end of each fiscal quarter, of not more than 1.0:1.0.

6.02  Negative Covenants.

     The Borrower does hereby covenant and agree with the Lender that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, it will comply, or if appropriate cause its Subsidiary to comply, at all times with the following negative covenants, unless the Lender shall otherwise have agreed in writing:

     (A) Neither the Borrower nor any Subsidiary will change its name, enter into any merger, reorganization or recapitalization, or reclassify its capital stock without at least thirty (30) days' advance written notice to the Lender; provided, however, in no event shall any such merger, reorganization or recapitalization reduce or result in the reduction of the Borrower's Net Worth as of March 31, 1997;

     (B) Neither the Borrower nor any Subsidiary will sell, transfer, lease, or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets;

     (C) Neither the Borrower nor any Subsidiary will sell, lease, transfer, assign, or otherwise dispose of any of the Collateral except in the ordinary course of business;

     (D) Neither the Borrower nor any Subsidiary will sell or otherwise dispose of, or for any reason cease operating, any of its divisions, franchises, or lines of business;

     (E) Neither the Borrower nor any Subsidiary will mortgage, pledge, grant, or permit to exist a security interest in, or a lien upon, any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens, liens of the Collateral Documents, and existing liens listed on Exhibit 5.01(N) to the extent shown on
Exhibit 1.31 to be permitted to exist after the Closing;

     (F) Neither the Borrower nor any Subsidiary will become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person, except for the endorsement of commercial paper for deposit or collection in the ordinary course of business;

     (G) Neither the Borrower nor any Subsidiary will incur, create, assume, or permit to exist any Indebtedness except: (1) the Loan;
(2) existing Indebtedness listed on Exhibit 5.01(N) to the extent shown on Exhibit 1.31 to be permitted to exist after the Closing; (3) trade indebtedness incurred in the ordinary course of business (provided, however, that neither the Borrower nor any Subsidiary may acquire inventory other than for cash or on open account except as expressly approved in writing and in advance by the Lender); (4) contingent Indebtedness permitted by Section 6.02(F); (5) operating lease obligations incurred in the normal course of business under the current lease arrangement; (6) Indebtedness secured by Permitted Liens; and (7) Subordinated Indebtedness;

     (H) The Borrower shall not declare, pay or set apart any funds for the payment of any dividends (other than dividends payable in shares of the Borrower's stock) on any class of shares of the Borrower's stock, or apply any of its funds, property or assets to, or set apart any funds, property or assets for, the purchase, redemption or other retirement of, or make any other distribution, by reduction of capital or otherwise, in respect of any class of shares of the Borrower's stock, or with respect to any other funds or assets without the prior written consent of the Lender;

     (I) Neither the Borrower nor any Subsidiary will form any subsidiary, make any investment in (including any assignment of Inventory or other property), or make any loan in the nature of an investment to, any Person, other than investments of the Borrower in the Subsidiary listed on Exhibit 5.01(A);

     (J) Neither the Borrower nor any Subsidiary will make payments on account of the purchase or lease of consolidated fixed assets that, in the aggregate, in any fiscal year (commencing with the current fiscal year) will exceed the depreciation taken or to be taken with respect to consolidated fixed assets during such year; as used in this paragraph, the term "lease" means a lease reflected on a consolidated balance sheet of the Borrower and its Subsidiary or a lease that should be so reflected under GAAP;

     (K) Neither the Borrower nor any Subsidiary will purchase or otherwise invest in or hold securities, nonoperating real estate, or other nonoperating assets except: (1) direct obligations of the United States of America, or of a bank with assets of not less than $50,000,000.00 or other investments approved in advance in writing by the Lender; (2) the present investment in any such assets held as of September 30, 1996 and reflected in the Financial Statements; and (3) operating assets that hereafter become nonoperating assets;

     (L) Neither the Borrower nor any Subsidiary will transfer, purchase or redeem, or permit any subsidiary to transfer or purchase, any shares of the Borrower's capital stock unless such transfer, purchase or redemption is effected solely from the proceeds of and within a reasonable time after the issuance to third parties by the Borrower or its subsidiary of capital stock which is in addition to the capital stock of the Borrower or its subsidiary, as the case may be, outstanding on the date of this Agreement;

     (M) Neither the Borrower nor any Subsidiary will prepay any Subordinated Indebtedness, Indebtedness for borrowed money except the Obligations, or Indebtedness secured by any of its assets (except the Obligations), or enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Indebtedness are waived or modified;

     (N) Neither the Borrower nor any Subsidiary will enter into any sale-leaseback transaction;

     (O) Neither the Borrower nor any Subsidiary will acquire or agree to acquire any stock in, or all or substantially all of the assets of, any Person, without at least thirty (30) days' advance written notice to the Lender;

     (P) Neither the Borrower nor any Subsidiary will furnish the Lender any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished;

     (Q) Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of the Loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder;

     (R) The Borrower shall make no payments of principal, interest, or of any other amounts under any Subordinated Indebtedness until all amounts outstanding under the Loan ("Senior Debt") have been paid in full; in the event of the dissolution or winding up of the Borrower's business affairs, the Subordinated Indebtedness shall at all times be subordinated to the Senior Debt. At such time as there shall exist any Subordinated Indebtedness, the Borrower shall obtain from the subordinated creditor a written undertaking affirming this covenant;

     (S) During the term of the Loan, the Borrower shall not make any advances to any stockholder, Affiliate or related entity (including but not limited to, partnerships, joint ventures, joint stock companies, corporations, parent companies or subsidiaries) except that the Borrower may use Loan proceeds to fund its wholly owned British subsidiary, Vivid Technologies UK Ltd.;

     (T) Neither the Borrower nor any Subsidiary shall utilize the Loan for the purpose of servicing any of the Borrower's pre-existing or future indebtedness unrelated to the Loan; and

     (U) The Borrower shall not incur a net operating loss for any two (2) consecutive fiscal quarters or in any fiscal year.


ARTICLE 7. DEFAULT

7.01  Events of Default.

     The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

     (A) The Borrower or any guarantor shall fail to pay when due any of its Obligations to pay money to the Lender;

     (B) The Borrower or any guarantor or Subsidiary shall fail to observe or perform any of its Obligations other than payment of money to be observed or performed by it hereunder, under any of the Collateral Documents or otherwise, and such failure shall continue for five (5) days after (1) notice of such failure from the Lender; or (2) the Lender is notified of such failure or should have been so notified pursuant to the provisions of Section 6.01(N), whichever is earlier;

     (C) The Borrower or any Subsidiary shall fail to pay any Indebtedness due any third Persons, and such failure shall continue beyond any applicable grace period, or the Borrower or any Subsidiary shall suffer to exist any other event of default under any agreement binding the Borrower or any Subsidiary;

     (D) Any financial statement, representation, warranty, or certificate made or furnished by or with respect to the Borrower or any guarantor or Subsidiary to the Lender in connection with this Agreement, or as inducement to the Lender to enter into this Agreement, or in any separate statement or document to be delivered to the Lender hereunder, shall be materially false, incorrect, or incomplete when made;

     (E) The Borrower or any guarantor or Subsidiary shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors;

     (F) Proceedings in bankruptcy, or for reorganization of the Borrower or any Subsidiary, or for the readjustment of any of their respective debts under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower or any guarantor or Subsidiary and, except with respect to any such proceedings instituted by the Borrower, guarantor or a Subsidiary, shall not be discharged within ninety
(90) days of their commencement;

     (G) A receiver or trustee shall be appointed for the Borrower or any guarantor or Subsidiary or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any guarantor or Subsidiary, and except with respect to any such appointments requested or instituted by the Borrower, any guarantor or a Subsidiary, such receiver or trustee shall not be discharged within ninety (90) days of his appointment, and except with respect to any such proceedings instituted by the Borrower, a guarantor or a Subsidiary, such proceedings shall not be discharged within ninety
(90) days of their commencement, or the Borrower or any guarantor or Subsidiary shall discontinue business or materially change the nature of its business, or the Collateral becomes, in the reasonable judgment of the Lender, insufficient in value to satisfy the Obligations, or the Lender otherwise reasonably finds itself insecure as to the prompt and punctual payment and discharge of the Obligations;

     (H) The Borrower or any guarantor or Subsidiary shall suffer final judgments for payment of money aggregating in excess of $10,000.00 and shall not discharge the same within a period of ninety
(90) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

     (I) A judgment creditor of the Borrower or any guarantor or Subsidiary shall obtain possession of any of the Collateral by any means, including (without implied limitation) levy, distraint, replevin, or self-help; or

     (J) Any obligee of Subordinated Indebtedness shall fail to comply with the subordination provisions of the instruments evidencing such Subordinated Indebtedness.

7.02  Acceleration.

     At its option, and at any time, whether immediately or otherwise, the Lender may, upon the occurrence of any Event of Default, declare all Obligations of the Borrower or guarantor to the Lender immediately due and payable without further action of any kind and without notice, demand or presentment.

7.03  Demand Nature of Obligations.

     The enumeration of the non-exclusive list of Events of Default in no way modifies the demand nature of the Obligations. The occurrence of any one or more Events of Default may cause the Lender
(i) to make demand for payment and performance of all Obligations,
(ii) to cease making advances under the Loan, and (iii) to exercise its cumulative rights and remedies. The Borrower acknowledges that in so acting the Lender shall be deemed to be acting in a commercially reasonable manner and in good faith. The Borrower acknowledges that the occurrence of an Event of Default is not a condition or prerequisite to the Lender making demand for payment or performance of any of the Obligations.


ARTICLE 8. THE LENDER'S RIGHTS AND REMEDIES

8.01  The Lender's Rights Upon Default.

     Upon demand on the Note or the occurrence of an Event of Default and at any time thereafter, the Lender, without presentment, demand, notice, protest or advertisement of any kind, will have the rights set forth in this Article.

8.02  Account Debtors.

     Upon demand on the Note or the occurrence of an Event of Default and at any time thereafter, the Lender may notify account debtors, at the Borrower's expense, that the Collateral has been assigned to the Lender and that payments shall be made directly to the Lender. Upon request of the Lender, the Borrower will notify such account debtors that their accounts must be paid to the Lender. Upon demand on the Note or the occurrence of an Event of Default and at all times thereafter, the Borrower will hold all checks, drafts, cash and other remittances in trust for the Lender and deliver them in kind to the Lender. The Lender shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of the Borrower.

8.03  Possession and Foreclosure of Collateral.

     Upon demand or the occurrence of an Event of Default and at any time thereafter, the Lender shall have the following rights and remedies, which rights and remedies are cumulative and not exclusive:
(i) to the extent that the Borrower could legally do so, the Lender may enter onto, occupy and use any premises owned by the Borrower or in which the Borrower has any interest; (ii) the Lender may take possession of all or any Collateral; (iii) in the Lender's sole discretion, the Lender may operate and use the Borrower's equipment, complete work in process and sell inventory without being liable to the Borrower on account of any losses, damage or depreciation that may occur as a result thereof (so long as the Lender acts in good faith); and (iv) the Lender may lease or license the Collateral to any Person for such purposes.

     In any event, the Lender may sell, lease, assign and deliver the whole or any part of the Collateral, at public or private sale, for cash, upon credit or for future delivery, at such prices and upon such terms as the Lender deems advisable. The Lender may sell or lease Collateral alone or in conjunction with other property, real or personal, and allocate the sale proceeds or leases among the items of Collateral sold without the necessity of the Collateral being present at any such sale, or in view of prospective purchasers thereof. If notice of sale is legally required, the Borrower agrees that five (5) days oral notice shall be deemed reasonable. Upon such sale, the Lender may become the purchaser of the whole or any part of the Collateral sold, discharged from all claims and free from any right of redemption. In case of any such sale by the Lender of all or any of the Collateral on credit, or for future delivery, such Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser. The Lender shall incur no liability in case of the failure of the purchaser to take possession and pay for the Collateral so sold. In case of any such failure, the said Collateral may be resold. Any Collateral remaining unsold after being offered at public auction may be abandoned or disposed of for no consideration in such manner as the Lender deems appropriate.

     In any event, at any time and from time to time the Lender may abandon the Collateral or any part thereof. The Borrower agrees immediately upon demand to take possession of any and all abandoned Collateral and to remove it from any location in the possession of or under the control of the Lender.

8.04  Use of Intellectual Property.

     Upon demand on the Note or the occurrence of an Event of Default and at any time thereafter, the Lender may use all or any part of the Borrower's Intellectual Property which the Borrower now has or may hereafter acquire. The Lender may license such Intellectual Property to third parties, seek registration of such Intellectual Property in any state or nation or prosecute pending applications for patents, copyrights, trademarks, or service marks in the Borrower's name in any state or nation.

8.05  Notification of Default to Third Parties.

     Upon demand on the Note or the occurrence of an Event of Default and at any time thereafter, the Lender may notify the Borrower's suppliers, account debtors and other third parties of the default and of any and all decisions made and actions taken by the Lender with respect to this Agreement, the Obligations or the Collateral, without liability of any kind.

8.06  Assembly of Collateral.

     Upon demand on the Note or the occurrence of an Event of Default and at any time thereafter, the Lender may require the Borrower to assemble the Collateral in a single location at a place to be designated by the Lender and make the Collateral at all times secure and available to the Lender.

8.07  Right of Set-Off.

     Upon demand on the Note or the occurrence of any Event of Default and at any time thereafter, the Lender may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by the Lender to, or for the credit or the account of, the Borrower against any or all of the Obligations of the Borrower or any guarantor, now or hereafter existing, whether or not such Obligations have matured and irrespective of whether the Lender has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 8.07 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

8.08  Exercise of Other Remedies.

     Upon demand on the Note or the occurrence of any Event of Default and at any time thereafter, the Lender may exercise the remedies of a Lender afforded by the Uniform Commercial Code and other applicable law or by the terms of any agreement between the Borrower and the Lender.

8.09  Cumulative Rights and Remedies.

     All rights and remedies of the Lender, whether provided for herein or in other agreements, instruments or documents or conferred by law, are cumulative and may be exercised alone or simultaneously.


ARTICLE 9. ATTORNEY-IN-FACT

9.01 Attorney-In-Fact.

     Upon demand on the Note or the occurrence of an Event of Default and at all times thereafter, the Borrower hereby irrevocably appoints the Lender, or its designee, as the Borrower's true and lawful attorney-in-fact, with full power as follows: (1) to endorse the name of the Borrower on any assignments, notes, checks, drafts, money orders, or other instruments of payment for Collateral; (2) to sign or endorse the name of the Borrower on any negotiable instrument, invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts, assignments, verifications and notices in connection with Accounts; (3) to obtain, adjust, settle and cancel, in the Borrower's name, insurance policies as required by Section 6.01(D) and to sign the Borrower's name on settlement checks or drafts; (4) in the Borrower's name, to do any act which this Agreement requires Borrower to do, and, (5) to give notice to the United States Post Office to effect changes of address so that mail addressed to the Borrower may be delivered directly to the Lender.
In exercising this power-of-attorney, the Lender shall not be liable to the extent that it acts in good faith.


ARTICLE 10. MISCELLANEOUS

10.01  Construction.

      The provisions of this Agreement shall be in addition to those of any security agreement, note, or other evidence of liability now or hereafter held by the Lender, all of which shall be construed as complementary to each other. To the extent that there appears any conflicts between and among the documents, the order of precedence in their construction shall be (1) the Note, (2) this Agreement and (3) other ancillary agreements and documents presented at Closing. Nothing herein contained shall prevent the Lender from enforcing any or all other security agreements, notes, or other evidences of liability in accordance with their respective terms.

10.02  Further Assurance.

     From time to time, the Borrower will execute and deliver to the Lender such additional documents and will provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of the Borrower.

10.03  Enforcement and Waiver by the Lender.

     The Lender shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

10.04  Expenses of the Lender.

     The Borrower will, on demand, reimburse the Lender for all expenses, including the reasonable fees and expenses of legal counsel for the Lender, incurred by the Lender in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the Collateral Documents and the collection or attempted collection of any of the Obligations.

10.05  Notices.

     Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, facsimile or telegraph, as follows, unless such address is changed by written notice hereunder:

     (A)  If to the Borrower:

          Vivid Technologies, Inc.
          10E Commerce Way
          Woburn, Massachusetts  01801

          Attention:  Stephen A. Reber, President

          With a copy to:

          Jeffrey L. Keffer, Esquire
          Brown, Rudnick, Freed & Gesmer
          One Financial Center
          Boston, Massachusetts  02111

     (B)  If to the Lender:

          BankBoston, N.A.
          7 New England Executive Park
          Burlington, Massachusetts  01803
          Attention:  David J. Gerbereux, Vice President

          and to:

          Richard A. Sheils, Jr., Esquire
          Bowditch & Dewey, LLP
          311 Main Street
          Worcester, Massachusetts  01608

10.06  Waiver and Indemnification by the Borrower.

     To the maximum extent permitted by applicable Laws, the
Borrower:

     (A) Waives (1) protest of all commercial paper at any time held by the Lender on which the Borrower is in any way liable; (2) except as the same may herein be specifically granted, notice of acceleration and of intention to accelerate; and (3) notice and opportunity to be heard, after acceleration in the manner provided in
Section 7.02, before exercise by the Lender of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Lender; and

     (B) Indemnifies the Lender and its officers, attorneys, agents, and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct.

10.07  Participation.

     Notwithstanding any other provision of this Agreement, the Borrower understands that the Lender may at any time enter into participation agreements with one or more participating banks whereby the Lender will allocate certain percentages of its commitment to them. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Lender only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, any such participating bank as well as the Lender, and the Borrower hereby grants to each such participating bank, to the extent of its participation in the Loan, the right to set off deposit accounts maintained by the Borrower with such bank.

10.08  Applicable Law.

     This Agreement is entered into and performable in the Commonwealth of Massachusetts and shall be subject to and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

10.09  Binding Effect, Assignment, and Entire Agreement.

     This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Lender. This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties and may be amended only by a writing signed on behalf of each party.

10.10  Severability.

     If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

10.11  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.
                         VIVID TECHNOLOGIES, INC.



/s/ James J. Aldo        By:  Stephen A. Reber
Witness                     Stephen A. Reber
                            President

                         BANKBOSTON, N.A.


/s/ Greg Holloway        By:  /s/ David J. Gerbereux
Witness                     David J. Gerbereux
                            Vice President

                    COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss                                     May 30, 1997

     Then personally appeared Stephen A. Reber, President of Vivid Technologies, Inc., and acknowledged the foregoing to be the free act and deed of said Vivid Technologies, Inc., before me.


                         /s/ Panagiota Twomey  6/26/97
                         Notary Public
                         My Commission Expires: January 1, 2004



                            EXHIBIT 1.19

                  BORROWER'S INTELLECTUAL PROPERTY

1. Patent No. 5,319,547 for "Device and Method for Inspection of Baggage and Other Objects".

2. Patent No. 5,490,218 for "Device and Method for Inspection of Baggage and Other Objects".




                            EXHIBIT 1.20

                FORM OF LANDLORD'S CONSENT AND WAIVER



                            EXHIBIT 1.31

               PERMITTED INDEBTEDNESS, PERMITTED LIENS


1. Security interest granted to BAA plc with respect to two working baggage inspection prototype systems, as more fully described as follows:

     Horizontal System Prototype   Vertical System Prototype
     Part #10004-10001             Part #10004-10001 VR
     Model: H1                     Model: VDS-1
     Serial #: P002                Serial #: V001

2. Security interest granted to LDI Corporation with respect to Lease #07433 and certain computer equipment, pursuant to lease dated 7/19/94 between LDI Corporation, as lessor, and Vivid
     Technologies, Inc., as lessee.

3. Security interest granted to Hewlett-Packard Company with respect to Financing Agreement #414469041 and certain computer hardware and equipment pursuant to lease dated 7/28/95 between Hewlett-Packard Co., as lessor and Vivid Technologies Co., as lessee.





                            EXHIBIT 1.36

                 EXISTING SUBORDINATED INDEBTEDNESS


                            EXHIBIT 2.03

                     DEMAND LINE OF CREDIT NOTE

$5,000,000.00                           Framingham, Massachusetts
                                        May 30, 1997

     FOR VALUE RECEIVED, VIVID TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 10E Commerce Way, Woburn, Massachusetts (the "Borrower"), promises to pay to BAYBANK, N.A. (the "Lender"), or order, ON DEMAND, at the Lender's branch office at 7 New England Executive Park, Burlington, Massachusetts, the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) (or such lesser amount as may have been advanced to the Borrower from time to time hereunder), in lawful money of the United States of America, with interest from the date of advancement thereof on the unpaid balance at the rate and in the manner hereinafter provided.

     This Note evidences indebtedness for one or more advances to the Borrower's order pursuant to a Demand Line of Credit Loan and Security Agreement dated of even date herewith by and between the Borrower and the Lender, the terms, conditions and provisions of which are incorporated herein by reference, as the same may from time to time be amended (the "Agreement"). No reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note as herein provided. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     The unpaid principal balance of this Note from time to time outstanding shall bear interest at the rate per annum selected by the Borrower pursuant to Section 2.05 of the Agreement. Interest shall be computed on the basis of the actual number of days elapsed over a year assumed to have 360 days.

     Principal and interest hereunder shall be payable in accordance with the applicable provisions of Section 2.06 of the Agreement. All indebtedness evidenced by this Note, if not sooner paid, shall in any event be due and payable on February 28, 1998 (the "Maturity Date"), without further notice or demand.

     Prepayment of this Note shall be governed by the applicable provisions of Section 2.05 of the Agreement.

     The Borrower may borrow, repay and reborrow the principal hereunder prior to the Maturity Date in accordance with the terms of the Agreement, provided (i) there has been no occurrence of an Event of Default or (ii) the Lender has not made demand on the Borrower.

     Each payment made hereunder shall be applied first to interest then due on the unpaid balance of principal and then to principal. Upon expiration of any applicable grace period, overdue payments of principal (whether at stated maturity, by acceleration or otherwise) and, to the extent permitted by law, overdue interest, shall bear interest, compounded monthly and payable on demand in immediately available funds, at a rate per annum equal to four percent (4.00%) above the Prime Rate, fully floating; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

     If a payment of principal or interest due hereunder is not made within ten (10) days of its due date, the Borrower will also pay on demand in addition thereto a late charge equal to five percent
(5.00%) of the amount of such payment.

     The indebtedness evidenced by this Note is secured as set forth in the Agreement.

     Any deposits or other sums at any time credited by or due from the holder to the Borrower or any endorser or guarantor hereof and any securities or other property of the Borrower or any endorser or guarantor hereof at any time in the possession or custody of the holder may at all times be held and treated as collateral security for the payment of this Note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of any such maker to the holder. Upon the occurrence of an Event of Default, the holder may apply or set-off such deposits or other sums against such liabilities at any time.

     The Borrower and each guarantor, endorser or other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note, severally agree, by making, guaranteeing or endorsing this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand and or dishonor and nonpayment of this Note, and consents, on one or more occasions, without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance or release by the holder or holders hereof at any time of any additional collateral or security for or other guarantors of this Note, (c) to the modification or amendment, at any time, and from time to time, of this Note, the Agreement, or any instrument securing this Note at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Note or for the performance of the agreements, covenants and conditions contained in this Note, the Agreement, or any other instrument securing this Note, at the request of any person liable hereon, and
(e) to any and all forbearances and indulgences whatsoever. Such consent shall not alter or diminish the liability of any person.

     The Borrower agrees to pay all expenses and costs, including reasonable attorneys' fees and costs of collection, which may be incurred by the holder hereof in connection with the enforcement of any obligations hereunder, including without limitation representation of the holder in any bankruptcy or insolvency proceedings in which the Borrower is a party in interest.

     IN WITNESS WHEREOF, the Borrower has executed this Note by its duly authorized officer as an instrument under seal as of the day and year first written above.


                               VIVID TECHNOLOGIES, INC.



__________________________     By:________________________________
Witness                           Stephen A. Reber, President



__________________________     By:  /s/ William J. Frain
Witness                           William J. Frain, Treasurer





                           EXHIBIT 5.01(A)

            CORPORATE BORROWER AND SUBSIDIARY INFORMATION


Vivid Technologies, Inc.      (Delaware corporation)
10E Commerce Way
Woburn, MA  01801

Vivid Technologies UK, Ltd.   (UK company)
Murlain House, Union Street
Chester, England CH1 1QP
     Vivid Technologies UK, Ltd. is
     100% owned by Vivid Technologies, Inc.


                           EXHIBIT 5.01(F)

                         PENDING LITIGATION


                                NONE




                           EXHIBIT 5.01(N)

                        EXISTING INDEBTEDNESS

1. Obligations to BAA Plc in connection with two baggage inspection systems - Model H1, Serial #P002 and Model VDS-1, Serial #V001.

2. Obligations to LDI Corporation in connection with Lease #07433 and certain computer equipment.

3. Obligations to Hewlett-Packard Company in connection with Financing Agreement #414469041.





                           EXHIBIT 5.01(O)

               MATERIAL LEASES, CONTRACTS, COMMITMENTS


1. Commercial Lease between Cummings Properties Management, Inc. and Vivid Technologies, Inc. dated December 19, 1995.

2. License and Technology Agreement dated as of June 22, 1989 between Hologic, Inc. and Vivitech, Inc.

3.   Management Services Agreement between Hologic, Inc. and
     Vivitech, Inc. dated as of June 22, 1989.

4. Vivid Technologies, Inc. has a verbal agreement with its subsidiary, Vivid Technologies UK Ltd., pursuant to which Vivid Technologies, Inc. pays for certain administration, marketing, sales and customer support activities performed on behalf of Vivid Technologies, Inc. in Europe.

5.   Series A and Series B Preferred Stock Purchase Agreement.

6.   Series C and Series D Preferred Stock Purchase Agreement.

7.   Purchase Agreement dated as of April 20, 1994 between Vivid
     Technologies, Inc. and BAA, Plc.